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                                                                    Exhibit 23.2



                           INDEPENDENT AUDITOR'S CONSENT


The Board of Directors
Petco Animal Supplies, Inc.


We consent to the use of our report dated March 12, 2001, except for the second paragraph of Note 1(c), which is as of January 30, 2002, with respect to the consolidated balance sheets of Petco Animal Supplies, Inc. and subsidiaries as of January 29, 2000 and February 3, 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended February 3, 2001, included herein and to the reference to our firm under the heading "Experts" in the prospectus.


                                            KPMG LLP


San Diego, California
January 30, 2002